QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
August Technology Corporation:

We consent to incorporation by reference in Registration Statement Nos. 333-45848, 333-45850 and 333-67248 on Forms S-8 of August Technology Corporation of our reports dated February 7, 2003, except as to notes 17 and 18, which are as of February 26, 2003. Such reports relate to the consolidated balance sheets of August Technology Corporation and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, which reports appear in the December 31, 2002 Annual Report on Form 10-K of August Technology Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
February 27, 2003

QuickLinks

  Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS